UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                   Dyax Corp.
             -------------------------------------------------------
                                (Name of issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of class of securities)

                                    26746E103
             -------------------------------------------------------
                                 (CUSIP number)

                                December 31, 2001
             -------------------------------------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               [ ] Rule 13d-1 (b)
                               [X] Rule 13d-1 (c)
                               [ ] Rule 13d-1 (d)

---------------------------------         --------------------------------------
CUSIP No. 26746E103                 13G             Page 2 of 10 Pages
---------------------------------         --------------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank AG
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH REPORTING                      SHARED VOTING POWER
PERSON WITH                  6      1,180,000
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,180,000
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,180,000*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [ ]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------

--------------

*    Included in this  figure are the  securities  reported  by  Deutsche  Asset
     Management Europe GmbH and DWS Investment GmbH on the following cover pages.

** Included in this percentage is the percentage of securities reported by Deutsche Asset Management Europe GmbH and DWS Investment GmbH on the following cover pages.

---------------------------------         --------------------------------------
CUSIP No. 26746E103                 13G             Page 3 of 10 Pages
---------------------------------         --------------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Europe GmbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b) [ ]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH REPORTING                      SHARED VOTING POWER
PERSON WITH                  6      1,180,000
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,180,000
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,180,000*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [ ]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------


--------------

* Included in this figure are the securities reported by DWS Investment GmbH on the following cover page.

** Included in this percentage is the percentage of securites reported by DWS Investment GmbH on the following cover page.

---------------------------------         --------------------------------------
CUSIP No. 26746E103                 13G             Page 4 of 10 Pages
---------------------------------         --------------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DWS Investment GmbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH REPORTING                      SHARED VOTING POWER
PERSON WITH                  6      1,000,000
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,000,000
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,000,000
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [ ]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.2%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------

Item 1(a).      Name of Issuer:

                Dyax Corp. (the "Issuer").

Item 1(b).      Address of Issuer's Principal Executive Offices:

                The address of the Issuer's principal executive offices is One Kendall Square, Building 600, Cambridge, MA 02139.

Item 2(a).      Name of Person Filing:

                This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Europe GmbH ("DWS Group") and DWS Investment GmbH
("DWS" and,  together with DBAG and DWS Group,  the "Reporting  Persons").  This
Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b).      Address of Principal Business Office or, if none, Residence:

                The principal place of business of DBAG is Taunusanlage 12, 60325, Frankfurt, Federal Republic of Germany.

                The principal place of business of DWS Group is Feldbergstrasse 22, 60323 Frankfurt, Federal Republic of Germany.

                The principal place of business of DWS is Grueneburgweg 113-115, 60612 Frankfurt, Federal Republic of Germany.

Item 2(c).      Citizenship:

                The citizenship of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).      Title of Class of Securities:

                The  title  of the  securities  is  common  stock  (the  "Common
Stock").

Item 2(e).      CUSIP Number:

                The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 (a)    |_|  Broker or dealer  registered  under  section 15 of
                             the Act;

                 (b)    |_|  Bank as defined in section 3(a)(6) of the Act;

                 (c)    |_|  Insurance  Company as defined in section  3(a)(19)
                             of the Act;

                 (d)    |_|  Investment  Company  registered under section 8 of
                             the Investment Company Act of 1940;

                 (e)    |_|  An  investment  adviser  in  accordance  with Rule
                             13d-1 (b)(1)(ii)(E);

                 (f)    |_|  An employee  benefit  plan,  or endowment  fund in
                             accordance with Rule 13d-1 (b)(1)(ii)(F);

                 (g)    |_|  A parent  holding  company  or  control  person in
                             accordance with Rule 13d-1 (b)(1)(ii)(G);

                 (h)    |_|  A savings  association  as defined in section 3(b)
                             of the Federal Deposit Insurance Act;

                 (i)    |_|  A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                 (j)    |_|  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                 If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

Item 4.          Ownership.

                 (a)      Amount beneficially owned:

                          Each of the Reporting Persons owns the amount of the
                 Common Stock as set forth on the applicable cover page.

                 (b)       Percent of class:

                           Each of the Reporting Persons owns the percentage of
                 the Common Stock as set forth on the applicable cover page.

                 (c)       Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:

                                    Each of  the Reporting Persons has the  sole
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (ii)     shared power to vote or to direct the vote:

                                    Each of the Reporting Persons has the shared
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons  has  the sole
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons has the shared
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership  of  More  than  Five  Percent  on Behalf of Another
                  Person.

                  Investment management clients of each of the Reporting Persons have the ultimate right to any dividends from Common Stock and the proceeds from the sale of Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2002



                                             DEUTSCHE BANK AG



                                             By: /s/ Jeffrey A. Ruiz
                                                --------------------------------
                                                 Name:  Jeffrey A. Ruiz
                                                 Title:  Vice President



                                             By: /s/ Margaret M. Adams
                                                --------------------------------
                                                 Name:   Margaret M. Adams
                                                 Title:  Director

                                                                       EXHIBIT 1


                Consent of Deutsche Asset Management Europe GmbH


          The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.


Dated:  February 13th, 2002



                                       DEUTSCHE ASSET MANAGEMENT EUROPE GMBH



                                       By: /s/ Dieter Eisele
                                          --------------------------------------
                                          Name:   Dr. Dieter Eisele
                                          Title:  Global Head of Compliance



                                       By: /s/ Michaela Bundschuh
                                          --------------------------------------
                                          Name:   Michaela Bundschuh
                                          Title:  Legal Advisor

                                                                       EXHIBIT 2


                         Consent of DWS Investment GmbH


          The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.


Dated:  February 13th, 2002



                                           DWS INVESTMENT GMBH



                                           By: /s/ Dieter Eisele
                                              ----------------------------------
                                              Name:   Dr. Dieter Eisele
                                              Title:  Global Head of Compliance



                                           By: /s/ Michaela Bundschuh
                                              ----------------------------------
                                              Name:   Michaela Bundschuh
                                              Title:  Legal Advisor